Exhibit 19.1

ANNEXON, Inc.

INSIDER TRADING compliance POLICY

(Effective as of July 27, 2020, as amended on March 16, 2023)

This Insider Trading Compliance Policy (this “Policy”) consists of seven sections:

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Section I provides an overview;
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Section II sets forth policies of Annexon, Inc. (the “Company”) prohibiting insider trading;
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Section III explains insider trading;
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Section IV consists of procedures that have been put in place by the Company to prevent insider trading;
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Section V sets forth additional transactions that are prohibited by this Policy;
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Section VI explains Rule 10b5-1 trading plans and provides information about Section 16 and Rule 144; and
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Section VII refers to the execution and return of a compliance certificate.

I. OVERVIEW

Preventing insider trading is necessary to comply with securities laws and to preserve the reputation and integrity of the Company as well as that of all persons affiliated with the Company. “Insider trading” occurs when any person purchases or sells a security (e.g., common stock) while in possession of “inside information” relating to the security. As explained in Section III below, “inside information” is information that is both “material” and “non-public.” Insider trading violates several laws, including civil and criminal laws. The penalties for violating insider trading laws include imprisonment, disgorgement of profits, civil fines and criminal fines of up to $5 million for individuals and $25 million for entities. Insider trading is also prohibited by this Policy, and violation of this Policy may result in Company-imposed sanctions, including removal or dismissal for cause.

This Policy applies to all officers, directors, employees and certain consultants of the Company and extends to all activities within and outside an individual’s duties at the Company. Individuals subject to this Policy are responsible for ensuring that their immediate family members and members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account. Notwithstanding the foregoing, this Policy, including without limitation, the pre-clearance policy, blackout periods and prohibited transactions, does not apply to venture capital entities or other institutional investors, and the related transactions in the Company’s equity securities by such entities, that may be affiliated with a director of the Company or for Company equity securities that a director may be deemed to have beneficial ownership of by virtue of such affiliation.

This Policy extends to all activities within and outside an individual’s Company duties. Every officer, director and employee (and if designated by management, applicable consultants) must review this Policy.

Questions regarding the Policy should be directed to the Company’s General Counsel (or the Chief Financial Officer in the absence of a General Counsel, or, in his or her absence from the office, the Chief Executive Officer), or such other person as the Company’s Board of Directors (the “Board of Directors”) may designate from time to time (the “Compliance Officer”).

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Exhibit 19.1

II. STATEMENT OF POLICIES PROHIBITING INSIDER TRADING

No officer, director, employee or consultant, or any immediate family member or any member of the household of any such person, shall purchase or sell any type of security while in possession of material, non-public information relating to the security, whether the issuer of such security is the Company or any other company.

Additionally, no officer, director, employee or certain consultants designated by management, or any immediate family member or any member of the household of any such person, shall purchase or sell any security of the Company during the period beginning on the fifteenth day following the last day of any fiscal quarter of the Company and ending at market close on the first full trading day after the public release of financial results for such fiscal quarter whether or not the Company or any of its officers, directors, employees or consultants is in possession of material, non-public information.

Additionally, from time to time, the Company, through the Board of Directors, the Company’s disclosure committee or the Compliance Officer, may recommend that some or all officers, directors, employees, consultants or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Individuals affected by such an event-specific blackout may be notified by the Company that they are subject to the blackout (or the Compliance Officer may determine in his or her discretion to rely instead on the pre-clearance requirement provided for in Section IV.B of this policy). Subject to the exceptions noted below, persons notified should not trade in our securities while the event-specific blackout is in effect, and in the event that a press release is issued by the Company in connection with the event that resulted in the event-specific blackout (or the event or circumstances go away), such suspension shall continue for one full trading day after the public release (or the event or circumstances go away). Additionally, those subject to the event-specific blackout should not disclose to others that we have suspended trading, as the event-specific blackout itself is material non-public information. Events that may give rise to event-specific blackouts may include consideration of major strategic transactions (e.g., acquisitions, dispositions, joint ventures), product developments, interim earnings or sales releases, significant legal proceedings and other circumstances that potentially implicate material non-public information.

These prohibitions do not apply to:

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purchases of the Company’s securities from the Company (e.g., Employee Stock Purchase Plan), sales of the Company’s securities to the Company, or the surrender to or withholding by the Company of the Company’s securities (e.g., to cover withholding obligations upon the vesting or settlement of equity-based awards);
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exercises of stock options or other equity awards or vesting of equity-based awards that do not involve a market sale of the Company’s securities (note that the “cashless exercise” of a Company stock option does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
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bona fide gifts of the Company’s securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities; or
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purchases or sales of the Company’s securities made pursuant to any pre-existing binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all requirements of the affirmative defense provided by Rule 10b5-1 (“Rule 10b5-1”) promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”), (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy. For more information about Rule 10b5-1 trading plans, see Section VI below.

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Exhibit 19.1

For the purposes of this Policy, a “trading day” is a day on which the Nasdaq Stock Market is open for trading.

No officer, director, employee or consultant shall directly or indirectly communicate (or “tip”) material, non-public information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

III. EXPLANATION OF INSIDER TRADING

“Insider trading” refers to the purchase or sale of a security by someone who is in possession of “material,” “non-public” information relating to the security.

“Insider” refers to employees, officers, directors and certain consultants of the Company and anyone else within the Company who has material, non-public information about the Company.

“Securities” includes stocks, bonds, notes, debentures, options, warrants and other convertible securities, as well as derivative instruments.

“Purchase” and “sale” are defined broadly under the federal securities law. “Purchase” includes not only the actual purchase of a security, but any contract to purchase or otherwise acquire a security. “Sale” includes not only the actual sale of a security, but any contract to sell or otherwise dispose of a security. These definitions extend to a broad range of transactions, including conventional cash-for-stock transactions, conversions, the exercise of stock options, and acquisitions and exercises of warrants or puts, calls or other derivative securities.

It is generally understood that insider trading includes the following:

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trading by insiders while in possession of material, non-public information;
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trading by persons other than insiders while in possession of material, non-public information, if the information either was given in breach of an insider’s duty to keep it confidential or was misappropriated; and
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communicating or tipping material, non-public information to others, including recommending the purchase or sale of a security while in possession of such information.

A. What Facts are Material?

The materiality of a fact depends upon the circumstances. A fact is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security, or if the fact is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity.

Examples of material information include (but are not limited to) information about the results of clinical trials; communications sent to or received from the U.S. Food and Drug Administration; dividends; corporate earnings or earnings forecasts; mergers, acquisitions, tender offers or dispositions; major new products or product developments; important business developments such as major contract awards or cancellations; management or control changes; significant borrowing or financing developments including pending public sales or offerings of debt or equity securities; defaults on borrowings; bankruptcies; and significant litigation or regulatory actions. Moreover, material information does not have to be related to a company’s business. For example, the contents of a forthcoming newspaper column that is expected to affect the market price of a security can be material.

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Exhibit 19.1

A good general rule of thumb: When in doubt, do not trade.

B. What is Non-public?

Information is “non-public” if it is not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors through such media as Dow Jones, Business Wire, Reuters, The Wall Street Journal, Associated Press or United Press International (all of which generally are accessible via a nationally recognized service such as Global News Wire, Business Wire or PR Newswire), a broadcast on widely available radio or television programs, publication in a widely available newspaper, magazine or news web site, a Regulation FD-compliant conference call, or public disclosure documents filed with the Securities and Exchange Commission (the “SEC”) that are available on the SEC’s web site.

The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement, a reasonable period of time must lapse in order for the market to react to the information. Generally, one should allow one full trading day following publication as a reasonable waiting period before such information is deemed to be public.

C. Who is an Insider?

“Insiders” include officers, directors, employees and certain consultants of a company and anyone else within the Company who has material, non-public information about a company. Insiders have independent fiduciary duties to their company and its stockholders not to trade on material, non-public information relating to the company’s securities. All officers, directors, employees and consultants of the Company should consider themselves insiders with respect to material, non-public information about the Company’s business, activities and securities. Officers, directors, employees and consultants may not trade in the Company’s securities while in possession of material, non-public information relating to the Company, nor may they tip such information to anyone outside the Company (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company other than on a need-to-know basis.

Individuals subject to this Policy are responsible for ensuring that their immediate family members and members of their households also comply with this Policy. This Policy also applies to any entities controlled by individuals subject to the Policy, including any corporations, partnerships or trusts, and transactions by these entities should be treated for the purposes of this Policy and applicable securities laws as if they were for the individual’s own account.

D. Trading by Persons Other than Insiders

Insiders may be liable for communicating or tipping material, non-public information to a third party (“tippee”), and insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, non-public information tipped to them or individuals who trade on material, non-public information that has been misappropriated.

Tippees inherit an insider’s duties and are liable for trading on material, non-public information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, non-public information by receiving overt tips from others or through, among other things, conversations at social, business, or other gatherings.

E. Penalties for Engaging in Insider Trading

Penalties for trading on or tipping material, non-public information can extend significantly beyond any profits made or losses avoided, both for individuals engaging in such unlawful conduct and their employers. The SEC and Department of Justice have made the civil and criminal prosecution of insider trading violations a top priority.

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Exhibit 19.1

Enforcement remedies available to the government or private plaintiffs (e.g., the Company’s stockholders) under the federal securities laws include:

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SEC administrative sanctions;
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securities industry self-regulatory organization sanctions;
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civil injunctions;
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damage awards to private plaintiffs;
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disgorgement of all profits;
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civil fines for the violator of up to three times the amount of profit gained or loss avoided;
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civil fines for the employer or other controlling person of a violator (i.e., where the violator is an employee or other controlled person) of up to the greater of $1,425,000 or three times the amount of profit gained or loss avoided by the violator;
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criminal fines for individual violators of up to $5,000,000 ($25,000,000 for an entity); and
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jail sentences of up to 20 years.

In addition, insider trading could result in serious sanctions by the Company, including dismissal. Insider trading violations are not limited to violations of the federal securities laws. Other federal and state civil or criminal laws, such as the laws prohibiting mail and wire fraud and the Racketeer Influenced and Corrupt Organizations Act (“RICO”), also may be violated in connection with insider trading.

F. Size of Transaction and Reason for Transaction Do Not Matter

The size of the transaction or the amount of profit received does not have to be significant to result in prosecution. The SEC has the ability to monitor even the smallest trades, and the SEC performs routine market surveillance. Brokers and dealers are required by law to inform the SEC of any possible violations by people who may have material, non-public information. The SEC aggressively investigates and refers for prosecution even small insider trading violations.

G. Examples of Insider Trading

Examples of insider trading cases include actions brought against corporate officers, directors, employees and consultants who traded in a company’s securities after learning of significant confidential corporate developments; friends, business associates, family members and other tippees of such officers, directors, employees and consultants who traded in the securities after receiving such information; government employees who learned of such information in the course of their employment; and other persons who misappropriated, and took advantage of, confidential information from their employers.

The following are illustrations of insider trading violations. These illustrations are hypothetical and, consequently, not intended to reflect on the actual activities or business of the Company or any other entity.

Trading by Insider

An officer of X Corporation learns that earnings to be reported by X Corporation will increase dramatically. Prior to the public announcement of such earnings, the officer purchases X Corporation’s stock. The officer,

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Exhibit 19.1

an insider, is liable for all profits as well as penalties of up to three times the amount of all profits. The officer also is subject to, among other things, criminal prosecution, including up to $5,000,000 in additional fines and 20 years in jail. Depending upon the circumstances, X Corporation and the individual to whom the officer reports also could be liable as controlling persons.

Trading by Tippee

An officer of X Corporation tells a friend that X Corporation is about to publicly announce that it has concluded an agreement for a major acquisition. This tip causes the friend to purchase X Corporation’s stock in advance of the announcement. The officer is jointly liable with his friend for all of the friend’s profits, and each is liable for all civil penalties of up to three times the amount of the friend’s profits. The officer and his friend are also subject to criminal prosecution and other remedies and sanctions, as described above.

H. Prohibition of Records Falsification and False Statements

Section 13(b)(2) of the 1934 Act requires companies subject to the 1934 Act (such as the Company) to maintain proper internal books and records and to devise and maintain an adequate system of internal accounting controls. The SEC has supplemented the statutory requirements by adopting rules that prohibit (1) any person from falsifying records or accounts subject to the above requirements and (2) officers or directors from making any materially false, misleading, or incomplete statement to any accountant in connection with any audit or filing with the SEC. These provisions reflect the SEC’s intent to discourage officers, directors and other persons with access to the Company’s books and records from taking action that might result in the communication of materially misleading financial information to the investing public.

IV. STATEMENT OF PROCEDURES PREVENTING INSIDER TRADING

The following procedures have been established, and will be maintained and enforced, by the Company to prevent insider trading. Each of the officers, directors, employees and certain consultants designated by management are required to follow these procedures.

A. Blackout Periods

No officer, director, employee or consultant designated by management, or any immediate family member or any member of the household of any such person, shall purchase or sell any security of the Company during the period beginning on the fifteenth day following the last day of any fiscal quarter of the Company and ending at market close on the first full trading day after the public release of financial results for such fiscal quarter of the Company or during any other trading suspension period declared by the Company, except for:

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purchases of the Company’s securities from the Company or sales of the Company’s securities to the Company;
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exercises of stock options or other equity awards or vesting of equity-based awards that do not involve a market sale of the Company’s securities (the “cashless exercise” of a Company stock option does involve a market sale of the Company’s securities, and therefore would not qualify under this exception);
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bona fide gifts of the Company’s securities, unless the individual making the gift knows, or is reckless in not knowing, the recipient intends to sell the securities; and
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purchases or sales of the Company’s securities made pursuant to any binding contract, specific instruction or written plan entered into while the purchaser or seller, as applicable, was unaware of any material, non-public information and which contract, instruction or plan (i) meets all

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Exhibit 19.1

requirements of the affirmative defense provided by Rule 10b5-1, (ii) was pre-cleared in advance pursuant to this Policy and (iii) has not been amended or modified in any respect after such initial pre-clearance without such amendment or modification being pre-cleared in advance pursuant to this Policy.

Exceptions to the blackout period policy may be approved only by the Compliance Officer.

From time to time, the Company, through the Board of Directors, the Company’s disclosure committee or the Compliance Officer, may recommend that some or all officers, directors, employees, consultants or others suspend trading in the Company’s securities because of developments that have not yet been disclosed to the public. Individuals affected by such an event-specific blackout will be notified by the Company that they are subject to the blackout. Subject to the exceptions noted above, all those affected should not trade in our securities while the suspension is in effect, and in the event that a press release is issued by the Company in connection with the event that resulted in the event-specific blackout (or the event or circumstances go away), such suspension shall continue for one full trading day after the public release. Additionally, individuals affected by such an event-specific blackout should not disclose to others that we have suspended trading, because the event-specific blackout itself is material non-public information.

B. Pre-Clearance of All Transactions by All Officers, Directors, Employees and Certain Consultants

To provide assistance in preventing inadvertent violations of applicable securities laws and to avoid the appearance of impropriety in connection with the purchase and sale of the Company’s securities, all transactions in the Company’s securities (including without limitation, acquisitions and dispositions (including gifts) of Company stock, the “net” or “cashless’ exercise of stock options and the sale of Company stock issued upon exercise of stock options) by all officers, directors, employees and certain consultants designated by management, other than exercises of stock options with cash or other equity awards or vesting of equity-based awards that do not involve a market sale of the Company’s securities must be pre-cleared by the Compliance Officer. As part of the pre-clearance process, the individual requesting pre-clearance must confirm that he or she is not in possession of material, non-public information. Pre-clearance does not relieve anyone of his or her responsibility under SEC rules.

For clarity, transactions in the Company’s securities pursuant to a Rule 10b5-1 plan, which was approved in advance of entering into the plan, are considered pre-cleared.

C. Post-Termination Transactions

The insider trading laws continue to apply to transactions in the Company’s securities even after termination of service to the Company. If an individual is in possession of material, non-public information when his or her service terminates, that individual may not trade in the Company’s securities until that information has become public or is no longer material.

D. Information Relating to the Company

1. Access to Information

Access to material, non-public information about the Company, including the Company’s business, earnings or prospects, should be limited to officers, directors, employees and consultants of the Company on a need-to-know basis. In addition, such information should not be communicated to anyone outside the Company under any circumstances (except in accordance with the Company’s policies regarding the protection or authorized external disclosure of Company information) or to anyone within the Company on an other than need-to-know basis.

In communicating material, non-public information to employees of the Company, all officers, directors, employees and consultants must take care to emphasize the need for confidential treatment of such information and adherence to the Company’s policies with regard to confidential information.

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Exhibit 19.1

2. Inquiries From Third Parties

Inquiries from third parties, such as industry analysts or members of the media, about the Company should be directed to the Compliance Officer, Chief Financial Officer or head of Investor relations.

E. Limitations on Access to Company Information

The following procedures are designed to maintain confidentiality with respect to the Company’s business operations and activities.

All officers, directors, employees and consultants should take all steps and precautions necessary to restrict access to, and secure, material, non-public information by, among other things:

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maintaining the confidentiality of Company-related transactions;
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conducting their business and social activities so as not to risk inadvertent disclosure of confidential information. Review of confidential documents in public places should be conducted so as to prevent access by unauthorized persons;
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restricting access to documents and files (including computer files) containing material, non-public information to individuals on a need-to-know basis (including maintaining control over the distribution of documents and drafts of documents);
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promptly removing and cleaning up all confidential documents and other materials from conference rooms following the conclusion of any meetings (including erasing any whiteboards or other viewable information);
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disposing of all confidential documents and other papers, after there is no longer any business or other legally required need, through shredders when appropriate;
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restricting access to areas likely to contain confidential documents or material, non-public information, including individual offices that may contain such information;
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safeguarding laptop computers, mobile devices, tablets, memory sticks, CDs and other items that contain confidential information, including complying with Company IT policies to prevent unauthorized access to your devices and/or electronic information to which you have access; and
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avoiding the discussion of material, non-public information in places where the information could be overheard by others such as in elevators, restrooms, hallways, restaurants, airplanes or taxicabs.

Personnel involved with material, non-public information, to the extent feasible, should conduct their business and activities in areas separate from other Company activities.

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Exhibit 19.1

V. ADDITIONAL PROHIBITED TRANSACTIONS

The Company has determined that there is a heightened legal risk and/or the appearance of improper or inappropriate conduct if the persons subject to this Policy engage in certain types of transactions. Therefore, officers, directors, employees and the specified consultants shall comply with the following policies with respect to certain transactions in the Company securities:

A. Short Sales

Short sales of the Company’s securities evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in the Company or its short-term prospects. In addition, short sales may reduce the seller’s incentive to improve the Company’s performance. For these reasons, short sales of the Company’s securities are prohibited by this Policy. In addition, as noted below, Section 16(c) of the 1934 Act absolutely prohibits Section 16 reporting persons from making short sales of the Company’s equity securities, i.e., sales of shares that the insider does not own at the time of sale, or sales of shares against which the insider does not deliver the shares within 20 days after the sale.

B. Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that an officer, director, employee or consultant is trading based on inside information. Transactions in options also may focus an officer’s, director’s, employee’s or consultant’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities involving the Company’s equity securities, on an exchange or in any other organized market, are prohibited by this Policy.

C. Hedging Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an insider to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions allow the insider to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the insider may no longer have the same objectives as the Company’s other stockholders. Therefore, hedging transactions involving the Company’s equity securities, including but not limited to zero-cost collars and forward sale contracts, are prohibited by this Policy.

D. Purchases of the Company’s Securities on Margin; Pledging the Company’s Securities to Secure Margin or Other Loans

Purchasing on margin means borrowing from a brokerage firm, bank or other entity in order to purchase the Company’s securities (other than in connection with a cashless exercise of stock options under the Company’s equity plans). Margin purchases of the Company’s securities are prohibited by this Policy. Pledging the Company’s securities as collateral to secure loans is prohibited. This prohibition means, among other things, that you cannot hold the Company’s securities in a “margin account” (which would allow you to borrow against your holdings to buy securities).

VI. RULE 10b5-1 TRADING PLANS, SECTION 16 AND RULE 144

A. Rule 10b5-1 Trading Plans

1. Overview

Rule 10b5-1 will protect directors, officers, employees and consultants from insider trading liability under Rule 10b5-1 for transactions under a previously established contract, plan or instruction to trade in the Company’s stock (a “Trading Plan”) entered into in good faith at a time when he or she is not in possession of material, non-public

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Exhibit 19.1

information, and where he or she acted in good faith with respect to the Trading Plan, and in accordance with the terms of Rule 10b5-1 and all applicable state laws, and such transactions will be exempt from the trading restrictions set forth in this Policy. The initiation of, and any modification to, any such Trading Plan will be deemed to be a transaction in the Company’s securities, and such initiation or modification is subject to all limitations and prohibitions relating to transactions in the Company’s securities. You may not adopt more than one Trading Plan at a time except under the limited circumstances permitted by Rule 10b5-1 (i.e., all transactions under the later adopted Trading Plan may only begin after all transactions under the earlier adopted Trading Plan have been completed or expired and after the observance of the applicable cooling-off period) and subject to preapproval by the Compliance Officer. Plans that authorize sell-to-cover transactions to satisfy tax withholding obligations incident to the vesting of equity awards are permitted even if you have another Trading Plan in place, as long as the sell-to-cover plan authorizes an agent to sell only the securities necessary to satisfy the tax withholding obligations, and you do not otherwise control the timing of the sales.

Each such Trading Plan, and any modification or revocation thereof, must be submitted to and pre-approved by the Compliance Officer, who may impose such conditions on the implementation and operation of the Trading Plan as the Compliance Officer deems necessary or advisable. The Compliance Officer may prescribe certain forms of Trading Plans to which employees’ Trading Plans must conform. The Compliance Officer may also require that Trading Plans be arranged with a specified broker. However, compliance of the Trading Plan to the terms of Rule 10b5-1 and the execution of transactions pursuant to the Trading Plan are the sole responsibility of the person initiating the Trading Plan, not the Company or the Compliance Officer.

Trading Plans do not exempt individuals from complying with Section 16 short-swing profit rules or liability.

Rule 10b5-1 presents an opportunity for insiders to establish arrangements to sell (or purchase) Company stock without the restrictions of trading windows and blackout periods, even when there is undisclosed material information. A Trading Plan may also help reduce negative publicity that may result when key executives sell the Company’s stock. Rule 10b5-1 only provides an “affirmative defense” in the event there is an insider trading lawsuit. It does not prevent someone from bringing a lawsuit.

A director, officer, employee or consultant may enter into a Trading Plan only when he or she is not in possession of material, non-public information, and only during a trading window period outside of the trading blackout period. Although transactions effected under a Trading Plan will not require further pre-clearance at the time of the trade, any transaction (including the quantity and price) made pursuant to a Trading Plan of a Section 16 reporting person must be reported to the Company promptly on the day of each trade to permit the Company’s filing coordinator to assist in the preparation and filing of a required Form 4.

The Company reserves the right from time to time to suspend, discontinue or otherwise prohibit any transaction in the Company’s securities, even pursuant to a previously approved Trading Plan, if the Compliance Officer or the Board of Directors, in its discretion, determines that such suspension, discontinuation or other prohibition is in the best interests of the Company. Any Trading Plan submitted for approval hereunder should explicitly acknowledge the Company’s right to prohibit transactions in the Company’s securities. Failure to discontinue purchases and sales as directed shall constitute a violation of the terms of this Policy and result in a loss of the exemption set forth herein.

Officers, directors, employees and consultants may adopt Trading Plans with brokers that outline a pre-set plan for trading of the Company’s stock, including the exercise of options. Trades pursuant to a Trading Plan generally may occur at any time. However, the Company requires a cooling-off period under which no purchases or sales may occur for:

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Section 16 reporting persons that extends to the later of 90 days after adoption or modification of a Trading Plan or two business days after filing of the Form 10-K or Form 10-Q covering the fiscal quarter in which the Trading Plan was adopted, up to a maximum of 120 days; and

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Exhibit 19.1

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employees and any other persons, other than the Company, that extends 30 days after adoption or modification of a Trading Plan.

Please review the following description of how a Trading Plan works.

Pursuant to Rule 10b5-1, an individual’s purchase or sale of securities will not be “on the basis of” material, non-public information if:

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First, before becoming aware of the information, the individual enters into a binding contract to purchase or sell the securities, provides instructions to another person to sell the securities or adopts a written plan for trading the securities (i.e., the Trading Plan).
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Second, the Trading Plan must either (i) specify the amount of securities to be purchased or sold, the price at which the securities are to be purchased or sold and the date on which the securities are to be purchased or sold or (ii) include a written formula or computer algorithm for determining the amount, price and date of the transactions, and prohibit the individual from exercising any subsequent influence over the purchase or sale of the Company’s stock under the Trading Plan in question.
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Third, for Section 16 reporting persons, the Trading Plan must include a representation that the Section 16 reporting person is (i) not aware of any material non-public information about the Company or its securities and (ii) adopting the Trading Plan in good faith and not as part of a plan or scheme to evade Rule 10b-5.
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Fourth, the purchase or sale must occur pursuant to the Trading Plan and the individual must not enter into a corresponding hedging transaction or alter or deviate from the Trading Plan.

2. Revocation of and Amendments to Trading Plans

Revocation of Trading Plans should occur only in unusual circumstances. Effectiveness of any revocation, modification or amendment of a Trading Plan will be subject to the prior review and approval of the Compliance Officer. Revocation is effected upon written notice to the broker. You should note that revocation of a Trading Plan can result in the loss of an affirmative defense for past or future transactions under a Trading Plan.

A person acting in good faith may modify a prior Trading Plan so long as such modifications are made outside of a blackout period and at a time when the Trading Plan participant does not possess material, non-public information. Modifications of a Trading Plan that change the amount, price or timing of the purchase or sale of the securities underlying a Trading Plan will trigger a new cooling-off period.

A Trading Plan shall include provision for suspension or revocation in certain circumstances, such as the announcement of a merger or the occurrence of an event that would cause the transaction either to violate the law or be expected to have an adverse effect on the Company. The Compliance Officer or administrator of the Company’s stock plans is authorized to notify the broker in such circumstances, thereby insulating the insider in the event of suspension or revocation.

3. Discretionary Plans

Although non-discretionary Trading Plans are preferred, discretionary Trading Plans, where the discretion or control over trading is transferred to a broker, are permitted if pre-approved by the Compliance Officer.

The Compliance Officer of the Company must pre-approve any Trading Plan, arrangement or trading instructions, etc., involving potential sales or purchases of the Company’s stock or option exercises, including but not limited to, blind trusts, discretionary accounts with banks or brokers, or limit orders. The actual transactions effected

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Exhibit 19.1

pursuant to a pre-approved Trading Plan will not be subject to further pre-clearance for transactions in the Company’s stock once the Trading Plan or other arrangement has been pre-approved by the Compliance Officer.

4. Reporting (if Required)

If required, an SEC Form 144 will be completed and filed by the individual/brokerage firm in accordance with the existing rules regarding Form 144 filings. A footnote at the bottom of the Form 144 should indicate that the trades “are in accordance with a Trading Plan adopted under Rule 10b5-1.” For Section 16 reporting persons, Forms 4 are required to be filed before the end of the second business day following the date that the broker, dealer or plan administrator informs the individual that a transaction was executed, provided that the date of such notification is not later than the third business day following the trade date. A similar footnote should be placed at the bottom of the Form 4 as outlined above.

5. Options

Exercises of options for cash may be executed at any time. “Cashless exercise” option exercises are subject to trading windows. However, the Company will permit same day sales under Trading Plans. If a broker is required to execute a cashless exercise in accordance with a Trading Plan, then the Company must have exercise forms attached to the Trading Plan that are signed, undated and with the number of shares to be exercised left blank. Once a broker determines that the time is right to exercise the option and dispose of the shares in accordance with the Trading Plan, the broker will notify the Company in writing and the administrator of the Company’s stock plans will fill in the number of shares and the date of exercise on the previously signed exercise form. The insider should not be involved with this part of the exercise.

6. Trades Outside of a Trading Plan

During an open trading window, trading in Company securities not pursuant to an approved Trading Plan is allowed as long as the trading instructions in the approved Trading Plan continue to be followed.

7. Public Announcements

The Company may make a public disclosure or announcement that Trading Plans and non-Rule 10b5-1 trading arrangements are being adopted, modified or terminated as required by SEC rules or otherwise in the Company’s discretion. It will consider in each case whether a public disclosure or announcement should be made. It may also make public disclosures, announcements or respond to inquiries from the media as transactions are made under a Trading Plan.

8. Prohibited Transactions

The transactions prohibited under Section V of this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

9. Limitation on Liability

None of the Company, the Compliance Officer or the Company’s other employees will have any liability for any delay in reviewing, or refusal of, a Trading Plan submitted pursuant to this Policy. Notwithstanding any review of a Trading Plan pursuant to this Policy, none of the Company, the Compliance Officer or the Company’s other employees assumes any liability for the legality or consequences relating to such Trading Plan to the person adopting such Trading Plan.

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Exhibit 19.1

B. Section 16: Insider Reporting Requirements, Short-Swing Profits and Short Sales (Applicable to Officers, Directors and 10% Stockholders)

1. Reporting Obligations Under Section 16(a): SEC Forms 3, 4 and 5

Section 16(a) of the 1934 Act generally requires all officers, directors and beneficial owners of more than ten percent of our outstanding stock (each, a “10% stockholder”) (each, a “Section 16 insider”), within 10 days after the Section 16 insider becomes an officer, director, or 10% stockholder, to file with the SEC an “Initial Statement of Beneficial Ownership of Securities” on Form 3 listing the amount of the Company’s stock, options and warrants which the Section 16 insider beneficially owns. Following the initial filing on Form 3, changes in beneficial ownership of the Company’s stock, options and warrants, including as a result of a disposition of equity securities by gift, must be reported on Form 4, generally within two business days after the date on which such change occurs, or in certain cases on Form 5, within 45 days after fiscal year end. The two-day Form 4 deadline begins to run from the trade date rather than the settlement date (or for gifts, the date of the gift). A Form 4 must be filed even if, as a result of balancing transactions, there has been no net change in holdings. In certain situations, purchases or sales of Company stock made within six months prior to the filing of a Form 3 must be reported on Form 4. Similarly, certain purchases or sales of Company stock made within six months after an officer or director ceases to be an insider must be reported on Form 4.

2. Recovery of Profits Under Section 16(b)

For the purpose of preventing the unfair use of information which may have been obtained by a Section 16 insider, any profits realized by any officer, director or 10% stockholder from any “purchase” and “sale” of Company stock during a six-month period (so called “short-swing profits”) are subject to recovery by the Company. When such a purchase and sale occurs, good faith is no defense. The Section 16 insider is liable even if compelled to sell for personal reasons, and even if the sale takes place after full disclosure and without the use of any inside information.

The liability of an insider under Section 16(b) of the 1934 Act is only to the Company itself. The Company, however, cannot waive its right to short swing profits, and any Company stockholder can bring suit in the name of the Company. Reports of ownership filed with the SEC on Form 3, Form 4 or Form 5 pursuant to Section 16(a) (discussed above) are readily available to the public, and certain attorneys carefully monitor these reports for potential Section 16(b) violations. In addition, liabilities under Section 16(b) may require separate disclosure in the Company’s annual report to the SEC on Form 10-K or its proxy statement for its annual meeting of stockholders. No suit may be brought more than two years after the date the profit was realized. However, if the Section 16 insider fails to file a report of the transaction under Section 16(a), as required, the two-year limitation period does not begin to run until after the transactions giving rise to the profit have been disclosed. Failure to report transactions and late filing of reports require separate disclosure in the Company’s proxy statement.

Officers and directors should consult the attached “Short-Swing Profit Rule Section 16(b) Checklist” attached hereto as Attachment A, in addition to consulting the Compliance Officer prior to engaging in any transactions involving the Company’s securities, including without limitation, the Company’s stock, options or warrants.

3. Short Sales Prohibited Under Section 16(c)

Section 16(c) of the 1934 Act prohibits insiders absolutely from making short sales of the Company’s equity securities. Short sales include sales of stock which the insider does not own at the time of sale, or sales of stock against which the insider does not deliver the shares within 20 days after the sale. Under certain circumstances, the purchase or sale of put or call options, or the writing of such options, can result in a violation of Section 16(c). Insiders violating Section 16(c) face criminal liability.

The Compliance Officer should be consulted if you have any questions regarding reporting obligations, short-swing profits or short sales under Section 16.

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Exhibit 19.1

C. Rule 144 (Applicable to Officers, Directors and 10% Stockholders)

Rule 144 provides a safe harbor exemption to the registration requirements of the Securities Act of 1933, as amended, for certain resales of “restricted securities” and “control securities.” “Restricted securities” are securities acquired from an issuer, or an affiliate of an issuer, in a transaction, or chain of transactions, not involving a public offering. “Control securities” are any securities owned by directors, executive officers or other “affiliates” of the issuer, including stock purchased in the open market and stock received upon exercise of stock options. Sales of Company securities by affiliates (generally, directors, officers and 10% stockholders of the Company) must comply with the requirements of Rule 144, which are summarized below:

•
Current Public Information. The Company must have filed all SEC-required reports during the last 12 months.
•
Volume Limitations. Total sales of Company common stock by a covered individual for any three-month period may not exceed the greater of: (i) 1% of the total number of outstanding shares of Company common stock, as reflected in the most recent report or statement published by the Company, or (ii) the average weekly reported volume of such shares traded during the four calendar weeks preceding the filing of the requisite Form 144.
•
Method of Sale. The shares must be sold either in a “broker’s transaction” or in a transaction directly with a “market maker.” A “broker’s transaction” is one in which the broker does no more than execute the sale order and receive the usual and customary commission. Neither the broker nor the selling person can solicit or arrange for the sale order. In addition, the selling person or Board member must not pay any fee or commission other than to the broker. A “market maker” includes a specialist permitted to act as a dealer, a dealer acting in the position of a block positioner, and a dealer who holds himself out as being willing to buy and sell Company common stock for his own account on a regular and continuous basis.
•
Notice of Proposed Sale. A notice of the sale (a Form 144) must be filed with the SEC at the time of the sale. Brokers generally have internal procedures for executing sales under Rule 144 and will assist you in completing the Form 144 and in complying with the other requirements of Rule 144.

If you are subject to Rule 144, you must instruct your broker who handles trades in Company securities to follow the brokerage firm’s Rule 144 compliance procedures in connection with all trades.

VII. EXECUTION AND RETURN OF CERTIFICATION OF COMPLIANCE

After reading this Policy, all officers, directors and employees and any consultant identified by management should execute and return to the Compliance Officer the Certification of Compliance form attached hereto as Attachment B.

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Exhibit 19.1 Attachment A

Attachment A

Short-Swing Profit Rule Section 16(b) Checklist

Note: ANY combination of PURCHASE AND SALE or SALE AND PURCHASE within six months of each other by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities) results in a violation of Section 16(b), and the “profit” must be recovered by Annexon, Inc. (the “Company”). It makes no difference how long the shares being sold have been held or, for officers and directors, that you were an insider for only one of the two matching transactions. The highest priced sale will be matched with the lowest priced purchase within the six-month period.

Sales

If a sale is to be made by an officer, director or 10% stockholder (or any family member living in the same household or certain affiliated entities):

1. Have there been any purchases by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2. Have there been any option grants or exercises not exempt under Rule 16b-3 within the past six months?

3. Are any purchases (or non-exempt option exercises) anticipated or required within the next six months?

4. Has a Form 4 been prepared?

Note: If a sale is to be made by an affiliate of the Company, has a Form 144 been prepared and has the broker been reminded to sell pursuant to Rule 144 under the
Securities Act of 1933, as amended?

Purchases And Option Exercises

If a purchase or option exercise for Company stock is to be made:

1. Have there been any sales by the insider (or family members living in the same household or certain affiliated entities) within the past six months?

2. Are any sales anticipated or required within the next six months (such as tax-related or year-end transactions)?

3. Has a Form 4 been prepared?

Before proceeding with a purchase or sale, consider whether you are aware of material inside information which could affect the price of the Company stock. All transactions in the Company’s securities by officers and directors must be pre-cleared by contacting the Compliance Officer.

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